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COMTECH TELECOMMUNICATIONS CORP.
(Name of Registrant as Specified in Its Charter)

OUTERBRIDGE PARTNERS, LP OUTERBRIDGE CAPITAL MANAGEMENT, LLC OUTERBRIDGE PARTNERS GP, LLC OUTERBRIDGE BARTLEBY FUND, LP OUTERBRIDGE BARTLEBY GP, LLC RORY WALLACE WENDI B. CARPENTER SIDNEY E. FUCHS
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Outerbridge Capital Management, LLC, together with the other participants named herein (collectively, “Outerbridge”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of a slate of highly-qualified director nominees at the 2021 annual meeting of stockholders (the “Annual Meeting”) of Comtech Telecommunications Corp., a Delaware corporation (the “Company”).

Item 1: On December 1, 2021, Outerbridge issued the following press release:

Outerbridge Issues Presentation Refuting Comtech’s False and Misleading Claims

Believes Change is Urgently Needed to Bring Relevant Experience and Real Independence to Comtech’s Board

Details Conflicts of Interest Among Current Directors and Company’s Ceaseless Attempts at Entrenchment – Including a Deeply Flawed Board “Refreshment” Process

Urges Shareholders to Vote on the White Proxy Card for the Election of Highly Qualified and Fully Independent Nominees Wendi Carpenter and Sidney Fuchs

NEW YORK – December 1, 2021 – Outerbridge Capital Management, LLC (“Outerbridge”), a beneficial owner of approximately 4.9% of Comtech Telecommunications Corp.’s (NASDAQ: CMTL) (“Comtech” or the “Company”) outstanding shares of common stock, today issued an investor presentation refuting the false and misleading claims contained in Comtech’s recent public materials. Outerbridge has nominated two highly qualified director candidates – Wendi Carpenter and Sidney “Sid” Fuchs – for election to the Comtech Board of Directors (the “Board”) at the upcoming 2021 Annual Meeting of Stockholders (the “Annual Meeting”) scheduled for December 17, 2021.

The presentation is available here and additional materials are available at: https://www.restorecomtech.com/stockholder-materials.

The presentation highlights the following:

•	Change is urgently needed to bring critical relevant experience to the boardroom. Despite Comtech’s misleading and false claims of business momentum, the Board has in fact overseen significant shareholder value destruction, is cherry-picking data in its characterization of total shareholder return (“TSR”), and has made disastrous capital allocation decisions.

•	Comtech’s Board is riddled with conflicts and focused on entrenchment. The Company’s sham CEO succession process appears to be focused on keeping Chairman and CEO Fred Kornberg and incoming CEO Michael Porcelain, a long-time underperforming Comtech executive, in control. This speaks to the Board’s lack of independence and oversight, especially considering issues surrounding Mr. Kornberg such as the loss of his security clearance, excessive compensation, and related party transactions, and Comtech’s long-time underperformance under the leadership of Messrs. Porcelain and Kornberg. As we learned from the recent consummation of the dilutive PIPE transaction – through which ALL Comtech directors are inextricably linked – this Board will not hesitate to put its own self-preservation ahead of its duties and obligation to shareholders.

•	Comtech’s Board “refreshment” process was deeply flawed. Outerbridge’s presentation details how recently added directors Lisa Lesavoy and Judy Chambers appear to be grossly underqualified to serve as Comtech directors, and two directors are being added following the Annual Meeting and are therefore not subject to a shareholder vote.

•	Shareholders must act now to ensure a robust strategic review and minimize downside risk from a flawed process. Comtech is at a critical juncture with respect to its business transformation, growth strategy, and, most importantly, review of the unsolicited Acacia offer, which represented a 39% premium to Comtech’s unaffected share price. A long-term underperforming management team, coupled with a Board severely lacking in industry, M&A, strategic, and turnaround experience, significantly increases the risk of Comtech running a flawed process with respect to the Acacia offer. In 2014, the same management team led by current CEO Fred Kornberg and CEO-elect Michael Porcelain concluded that remaining independent was the best course of action. Since then, Comtech generated TSR of negative 32% versus 168% for Comtech’s peer median, 135% for the S&P 500, and 95% for the Nasdaq Telecom Index.[1],[2] If Comtech fails to conduct a bona fide strategic review process and decides to remain independent while pursuing the same failed strategies that have destroyed shareholder value, Comtech’s share price could fall back to where it was prior to Acacia’s offer – a 18% downside from current levels. The risk of getting it wrong is high.

•	Outerbridge nominees Wendi Carpenter and Sidney Fuchs are the right choice for Comtech’s Board. Despite the Company’s desperate attempts to smear their names and fabricate “conflicts”, these nominees collectively possess extensive M&A and industry experience and impeccable civilian and military backgrounds that position them well to bring improved oversight and independence to Comtech’s Board and help create value for shareholders. Shareholders deserve directors like Wendi and Sid that welcome shareholder engagement, rather than a Board that views such engagement, as Comtech recently put it, as “wasting [its] time.”[3]

Vote on the WHITE proxy card to elect Outerbridge’s highly qualified and fully independent nominees to the Comtech Board.

About Outerbridge Capital Management, LLC

Outerbridge Capital Management, LLC is a New York-based investment adviser that typically invests across the technology and technology-impacted sectors. As part of its investment process, Outerbridge regularly conducts significant due diligence on its portfolio companies and engages constructively with both management teams and boards where appropriate.

Investor contact:

Rory Wallace

Chief Investment Officer

Outerbridge Capital Management, LLC

(347) 493-0350

rory@outerbridgecapital.com

info@outerbridgecapital.com

OR

Harkins Kovler, LLC

Jordan Kovler / Rahsaan Wareham

(212) 468-5384 / (212) 468-5380

jkovler@harkinskovler.com / rwareham@harkinskovler.com

1 Source: FactSet, Data as of June 11, 2021, 1 business day prior to Outerbridge’s public letter to the Comtech Board

2 Peer Group: Axon Enterprises, Elbit Systems, Gilat Satellite Networks, Kratos Defense & Security Solutions, KVH Industries, Motorola Solutions, ST Engineering, Teledyne Technologies, ViaSat

3 Comtech Press Release, https://www.businesswire.com/news/home/20211129005215/en/ (11/29/21)

Media contact:

Sloane & Company

Dan Zacchei / Joe Germani

dzacchei@sloanepr.com / jgermani@sloanepr.com

Item 2: Also on December 1, 2021, Outerbridge issued a Supplemental Investor Presentation, a copy of which is attached hereto as Exhibit 1 and is incorporated herein by reference.

Item 3: Also on December 1, 2021, Outerbridge posted the following materials to www.restorecomtech.com: